Financial Statements

                                        Golden Comprehensive
                                        Security Program

                                        Years ended
                                        December 31, 1998 and 1997

                      Golden Comprehensive Security Program

                              Financial Statements

                     Years ended December 31, 1998 and 1997




                                    Contents

Report of Independent Auditors ...............................................1

Financial Statements

Statements of Net Assets Available for Benefits with Fund Information ........2
Statements of Changes in Net Assets Available for Benefits with Fund
Information ..................................................................4
Notes to Financial Statements ................................................6



All funds of the Plan are held in a Master Trust.
    As a result, supplemental schedules [(Line 27(a) and Line 27(d)] are omitted because they are not required under the Department of Labor's Rules and Regulations.

                         Report of Independent Auditors

The Plan Administrator
Golden Comprehensive Security Program

We have audited the accompanying statements of net assets available for benefits of the Golden Comprehensive Security Program (the Plan) as of December 31, 1998 and 1997, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1998 and 1997, and the changes in its net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the financial statements taken as a whole. The Fund Information in the statement of net assets available for benefits and the statement of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. The Fund Information has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

April 23, 1999

                      Golden Comprehensive Security Program

      Statements of Net Assets Available for Benefits with Fund Information

                                December 31, 1998




                                                  Parent                           Putnam          Putnam
                                                  Company        Guaranteed        Growth           Global          Putnam
                                                  Stock            Income        and Income        Growth         Investors
                                                   Fund          Contracts          Fund            Fund            Fund
                                                 ------------------------------------------------------------------------------

Assets
Investment in Golden Books Publishing
   Company, Inc. Master Retirement Trust
   (Notes 2 and 3)                                $256,552      $13,662,449       $10,560,865     $4,147,915       $10,762,340


Receivables:

   Employer contribution receivable                  1,050            4,328            10,716          6,107            10,101
   Participant contribution receivable               3,207           11,134            33,791         20,389            34,829
   Interfund transfer receivable (payable)             453            2,542             5,371          2,831             4,249
                                                 ------------------------------------------------------------------------------


Total assets                                       261,262       13,680,453        10,610,743      4,177,242        10,811,519


Liabilities
Payable to third parties                                 -          105,285                 -              -               -
                                                  -----------------------------------------------------------------------------
Net assets available for benefits                 $261,262      $13,575,168       $10,610,743     $4,177,242       $10,811,519
                                                  =============================================================================


                                                  Putnam          George
                                                   New            Putnam
                                               Opportunities       Fund              Loan
                                                   Fund          of Boston           Fund          Total
                                               -------------------------------------------------------------

Assets
Investment in Golden Books Publishing
   Company, Inc. Master Retirement Trust
   (Notes 2 and 3)                             $14,072,003       $4,566,989          $861,879    $58,890,992


Receivables:
   Employer contribution receivable                 17,914            4,142                 -         54,358
   Participant contribution receivable              56,978           12,085                 -        172,413
   Interfund transfer receivable (payable)          10,591            2,032          (28,069)              -
                                              --------------------------------------------------------------
Total assets                                    14,157,486        4,585,248           833,810     59,117,763


Liabilities
Payable to third parties                                 -                -                 -        105,285
                                              --------------------------------------------------------------
Net assets available for benefits              $14,157,486       $4,585,248          $833,810    $59,012,478
                                              ==============================================================


                   Golden Comprehensive Security Program

Statements of Net Assets Available for Benefits with Fund Information (continued)

                           December 31, 1997




                                                                                   Putnam          Putnam
                                                  Parent         Guaranteed        Growth          Global          Putnam
                                                  Company          Income        and Income        Growth         Investors
                                                Stock Fund       Contracts          Fund            Fund            Fund
                                            -----------------------------------------------------------------------------------
Assets

Investment in Golden Books Publishing
   Company, Inc. Master Retirement
   Trust (Notes 2 and 3)                        $1,875,556      $16,595,148       $10,780,593     $4,062,595        $7,839,005



Receivables:
   Employer contribution receivable                581,344            4,079            10,599          5,030             8,729
   Participant contribution receivable               2,418           13,162            29,928         14,604            29,939
   Interfund transfer receivable (payable)             704            3,959             4,791          2,390             3,684
                                            -----------------------------------------------------------------------------------
Total assets                                     2,460,022       16,616,348        10,825,911      4,084,619         7,881,357



Liabilities

Payable to third parties                                 -          105,285                 -              -                 -

                                            -----------------------------------------------------------------------------------
Net assets available for benefits               $2,460,022      $16,511,063       $10,825,911     $4,084,619        $7,881,357
                                            ===================================================================================



                                                  Putnam            George
                                                   New              Putnam
                                              Opportunities          Fund            Loan
                                                  Fund            of Boston          Fund          Total
                                            ----------------------------------------------------------------
Assets

Investment in Golden Books Publishing
   Company, Inc. Master Retirement
   Trust (Notes 2 and 3)                       $13,155,030       $4,638,539        $1,099,810    $60,046,276



Receivables:
   Employer contribution receivable                 14,129            3,221                 -        627,131
   Participant contribution receivable              44,142            9,837                 -        144,030
   Interfund transfer receivable (payable)           9,830            1,482           (26,840)             -
                                            ----------------------------------------------------------------
Total assets                                    13,223,131        4,653,079         1,072,970     60,817,437



Liabilities

Payable to third parties                                 -                -                 -        105,285
                                            ----------------------------------------------------------------
Net assets available for benefits              $13,223,131       $4,653,079        $1,072,970    $60,712,152
                                            ================================================================

See accompanying notes.

                      Golden Comprehensive Security Program

 Statements of Changes in Net Assets Available for Benefits with Fund Information

                          Year ended December 31, 1998




                                                                                   Putnam          Putnam
                                                   Parent        Guaranteed        Growth          Global          Putnam
                                                  Company          Income        and Income        Growth         Investors
                                                 Stock Fund      Contracts          Fund           Fund             Fund
                                              -------------------------------- --------------- ------------- ------------------

Additions:
   Equity in earnings (losses) of Golden
     Books Publishing Company, Inc.
     Master Retirement Trust (Notes 2 and 3)   $(2,162,478)   $     865,693      $  1,494,204     $1,012,546        $ 2,879,059

   Contributions:
     Employer                                        6,278           23,203           111,370         63,355             97,987
     Participants                                   79,068          250,456           698,866        423,463            842,383
                                              -------------------------------- --------------- ------------- ------------------
                                                    85,346          273,659           810,236        486,818            940,370
                                              -------------------------------- --------------- ------------- ------------------
                                                (2,077,132)       1,139,352         2,304,440      1,499,364          3,819,429

Deductions:

   Benefit payments                                104,128        4,523,492         2,160,286      1,024,065          1,632,749
   Administrative expenses                              11            1,458             1,474            738              1,435
                                              -------------------------------- --------------- ------------- ------------------
                                                   104,139        4,524,950         2,161,760      1,024,803          1,634,184

Transfer of assets between funds                   (17,489)         449,702          (354,652)      (381,463)           744,917
Transfer of assets (to) from other plans                 -                1            (3,196)          (475)                 -
                                              -------------------------------- --------------- ------------- ------------------
Net increase (decrease)                         (2,198,760)      (2,935,895)         (215,168)        92,623          2,930,162
Net assets available for benefits at
   beginning of year                             2,460,022       16,511,063        10,825,911      4,084,619          7,881,357
                                              -------------------------------- --------------- ------------- ------------------
Net assets available for benefits at end of
   year                                       $    261,262      $13,575,168       $10,610,743     $4,177,242        $10,811,519
                                              =================================================================================



                                                  Putnam            George
                                                   New              Putnam
                                               Opportunities        Fund of         Loan
                                                   Fund             Boston          Fund          Total
                                              --------------------------------------------------------------

Additions:
   Equity in earnings (losses) of Golden
     Books Publishing Company, Inc.
     Master Retirement Trust (Notes 2 and 3)  $  2,859,467      $   472,738       $    59,006   $  7,480,235

   Contributions:
     Employer                                      185,948           42,314                 -        530,455
     Participants                                  748,930          149,355                 -      3,192,521
                                              -------------------------------- --------------- ------------- ------------------
                                                   934,878          191,669                 -      3,722,976
                                              --------------------------------------------------------------
                                                 3,794,345          664,407            59,006     11,203,211

Deductions:
   Benefit payments                              2,469,561          771,139           207,738     12,893,158
   Administrative expenses                           2,302              536                 -          7,954
                                              --------------------------------------------------------------
                                                 2,471,863          771,675           207,738     12,901,112


Transfer of assets between funds                  (383,684)          39,437           (96,768)             -
Transfer of assets (to) from other plans            (4,443)               -             6,340         (1,773)
                                              --------------------------------------------------------------
Net increase (decrease)                            934,355          (67,831)         (239,160)    (1,699,674)
Net assets available for benefits at
   beginning of year                            13,223,131        4,653,079         1,072,970     60,712,152
                                              --------------------------------------------------------------
Net assets available for benefits at end of
   year                                        $14,157,486       $4,585,248        $  833,810    $59,012,478
                                              ==============================================================


See accompanying notes.


                                                Golden Comprehensive Security Program
                    Statements of Changes in Net Assets Available for Benefits with Fund Information (continued)
                                                    Year ended December 31, 1997







                                                                                        Putnam          Putnam
                                                          Parent       Guaranteed       Growth          Global         Putnam
                                                         Company         Income       and Income        Growth        Investors
                                                        Stock Fund      Contracts        Fund            Fund           Fund
                                                     --------------------------------------------------------------------------
Additions:

   Equity in earnings of Golden Books Publishing
     Company, Inc. Master Retirement Trust (Notes 2
     and 3)                                             $(123,406)   $  1,063,136   $  2,244,365    $   493,243      $1,969,992

   Contributions:
     Employer                                             583,737          50,248        134,098         85,622         104,564
     Participants                                          69,308         267,068        418,193        245,172         321,854
                                                    ---------------------------------------------------------------------------
                                                          653,045         317,316        552,291        330,794         426,418
                                                    ---------------------------------------------------------------------------
                                                          529,639       1,380,452      2,796,656        824,037       2,396,410

Deductions:
   Benefit payments                                       111,717       2,392,175      1,725,221        556,579         982,566
   Administrative expenses                                     15          23,823            890            365             587
                                                    ---------------------------------------------------------------------------
                                                          111,732       2,415,998      1,726,111        556,944         983,153

Transfer of assets between funds                          116,517        (730,174)     1,001,278         43,409         940,607
Transfer of assets (to) from other plans                      (85)        134,954         16,594         (4,799)        (12,595)
                                                    ---------------------------------------------------------------------------
Net increase (decrease)                                   534,339      (1,630,766)     2,088,417        305,703       2,341,269
Net assets available for benefits at beginning of year  1,925,683      18,141,829      8,737,494      3,778,916       5,540,088
                                                    ---------------------------------------------------------------------------
Net assets available for benefits at end of year       $2,460,022      16,511,063    $10,825,911     $4,084,619      $7,881,357
                                                    ===========================================================================


                                                        Putnam New     George Putnam
                                                       Opportunities       Fund          Loan
                                                          Fund          of Boston        Fund         Total
                                                    -----------------------------------------------------------

Additions:
   Equity in earnings of Golden Books Publishing
     Company, Inc. Master Retirement Trust (Notes 2
     and 3)                                          $  2,503,732     $   878,060   $     86,133   $  9,115,255


   Contributions:
     Employer                                             254,634          54,849              -      1,267,752
     Participants                                         741,574         163,316              -      2,226,485
                                                    -----------------------------------------------------------
                                                          996,208         218,165              -      3,494,237
                                                    -----------------------------------------------------------
                                                        3,499,940       1,096,225          86,133    12,609,492

Deductions:
   Benefit payments                                     1,130,185         867,989         185,658     7,952,090
   Administrative expenses                                  1,203             329               -        27,212
                                                    -----------------------------------------------------------
                                                        1,131,388         868,318         185,658     7,979,302

Transfer of assets between funds                       (1,201,232)         37,321        (207,726)            -
Transfer of assets (to) from other plans                   10,375           9,816            (965)      153,295
                                                    -----------------------------------------------------------
Net increase (decrease)                                 1,177,695         275,044        (308,216)    4,783,485
Net assets available for benefits at beginning of year 12,045,436       4,378,035       1,381,186    55,928,667
                                                    -----------------------------------------------------------
Net assets available for benefits at end of year      $13,223,131      $4,653,079      $1,072,970   $60,712,152
                                                    ===========================================================


See accompanying notes.

                      Golden Comprehensive Security Program

                          Notes to Financial Statements

                                December 31, 1998




1. Description of the Plan

The following  description  of the Golden  Comprehensive  Security  Program (the
Plan) provides only general information. Participants should refer to the Summary Plan Description for a more complete description of the Plan's provisions. The Plan is a contributory defined contribution plan covering all eligible employees of Golden Books Publishing Company, Inc. (the Company). The Company is a subsidiary of Golden Books Family Entertainment, Inc. (Parent Company). Employees of any United States subsidiary of the Parent Company which adopts the Plan, with the consent of the Company, who meet certain eligibility requirements are also eligible. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

The Parent Company filed for bankruptcy on February 26, 1999 and filed a Joint Plan of Reorganization on March 25, 1999 that has been approved by the Company Senior Notes and TOPrS holders. Currently, there are no intentions to terminate the Plan and the Company continues to make contributions to the Plan as required under the Plan Document.

Each employee becomes a participant of the Plan on specified monthly entry dates after meeting the following requirements:

a. Is a salaried employee or a member of a group or class of employees to whom the Plan has been extended by the Board of Directors of the Company; and

b. Is not a member of a collective bargaining unit of employees represented by a collective bargaining representative, except to the extent that an agreement between the participating company (Employer) and such representative extends the Plan to such unit of employees; and

c.   Has completed one month of continuous employment (as defined in the Plan).

Participants may elect to make contributions to the Plan in amounts based on a percentage of compensation, as defined in the Plan. A participating employee's total contribution is limited to not less than 1% and not more than 16% of compensation. Income deferral contributions were limited to no more than $10,000 in 1998 and 1997, in accordance with the Internal Revenue Code (IRC).

                      Golden Comprehensive Security Program

1. Description of the Plan (continued)

Each Employer will contribute for a participant an amount equal to 60% of the first 6% of "income deferral contributions" made by, or on behalf of the participant who has completed one year of service. In addition, each Employer annually contributes to the Plan an amount equal to 0% to 3% of the aggregate compensation of participants entitled to share in the contribution for that year. Effective January 1, 1998, these contributions became discretionary based on the Company's financial performance and there were no discretionary contributions for 1998. Any discretionary contributions for each plan year are allocated to the participants' accounts pro rata based on the eligible compensation paid to the participant by the Employer in that year. Employer contributions are reduced by any forfeitures to be credited for the applicable period. Forfeitures for 1998 and 1997 totaled $75,753 and $98,632, respectively. Amounts credited to a participant's account are designated as "Plan Credits."

The Plan is intended to satisfy the requirements under Section 404(c) of ERISA and, therefore, provides that participants may choose to direct their contributions and all or part of their account balances among any of the Plan's investment alternatives.

Interest, dividends and net realized and unrealized gains and losses on Plan investments are allocated to participants' accounts monthly based on their proportionate share of the applicable fund's assets.

If a participant's employment terminates for any reason other than retirement, disability or death, the participant is entitled to receive Plan Credits resulting from Employer contributions which are then vested according to the following schedule:


                                            Vested Percentage
       Years of Continuous                       of Employer
           Employment                       Contribution Account
    ------------------------            -----------------------------

       Less than 1                                    0%
       1 but less than 2                             25
       2 but less than 3                             50
       3 but less than 4                             75
       4 or more                                    100

The Cambridge, Maryland, facility owned by the Company was sold in 1997. All Plan participants whose employment was terminated as a result of the sale are 100% vested in Employer contributions.

                      Golden Comprehensive Security Program

1. Description of the Plan (continued)

Balances in a participant's income deferral contribution account, participant contribution account and prior plan account are fully vested at all times.

In the event of a participant's retirement, disability or death, Plan Credits not previously vested become fully vested and are not subject to forfeiture, and all Plan Credits become immediately distributable in the manner described below.

When a participant's employment terminates for any reason, all vested Plan Credits of the participant may be distributed to the participant or, in the event of death, to the beneficiary by one or both of the following methods:

a.   By a lump-sum distribution of any or all Plan Credits.

b. By applying the cash equivalent of any or all such Plan Credits towards the purchase of an annuity contract, subject to certain requirements as defined in the Plan.

A participant may elect to defer distribution of vested Plan Credits until age 70 1/2.

No more often than once per quarter, a participant may elect to withdraw all or any portion of the net credit balance in the participant's contribution account, prior plan account or rollover account. Participants may borrow, up to certain limits, against their account balance. The loan must be repaid over a period not to exceed 60 months unless the proceeds were used for the purchase of a primary residence in which case it must be repaid within 240 months. Generally, loan repayments are made by payroll deduction.

2. Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting.

Investments

The Plan participates in investment accounts under the Golden Books Publishing Company, Inc. Master Retirement Trust (the Master Trust). Investment income, realized gains and losses on investment transactions, expenses and investment appreciation or depreciation on assets held in the Master Trust are allocated daily to each fund under the Plan based on its proportionate share of Master Trust assets. Plan participation in the Master Trust is adjusted monthly for withdrawals for benefit payments to Plan participants and for contributions made to the Plan.

                      Golden Comprehensive Security Program

2. Summary of Significant Accounting Policies (continued)

Valuation of Investments

Investments in the Master Trust mutual funds, common trust fund and parent company stock are valued at fair value based on quoted redemption values on the last business day of the Plan year. Investments in unallocated insurance contracts are valued at contract value. Contract value represents contributions made under the contract, plus interest, less benefit payments. The contracts are fully benefit responsive, as that terminology is defined in AICPA Statement of Position (SOP) No. 94-4, "Reporting of Investment Contracts Held by Health and Welfare Benefit Plans and Defined Contribution Pension Plans." Participant loans are valued at the remaining unpaid principal amount of the loans, which approximates fair value.

Expenses

Investment management fees are paid by the Plan and other administrative expenses of the Plan are paid by the Company.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain 1997 balances were reclassified to conform to the 1998 presentation.

                      Golden Comprehensive Security Program

3. Investments in Master Trust

Assets held by the Master Trust at December 31, are as follows:


                                                                 1998                 1997
                                                             ---------------------------------------
Investments, at fair value determined
  by quoted market price:
   Mutual funds                                                $60,561,106         $56,009,475
   Parent Company common stock                                     346,167           2,610,096
   Common trust fund                                            17,750,976          12,485,083
Unallocated insurance contracts, at contract value               7,710,528          16,820,887
Loans receivable from participants, at estimated fair value      2,056,908           2,459,510
                                                              --------------------------------------
                                                                88,425,685          90,385,051
Less amounts allocated to other plan                            29,534,693          30,338,775
                                                              --------------------------------------
                                                               $58,890,992         $60,046,276
                                                              ======================================


The interest rates on the unallocated insurance contracts held by the Master Trust were 6.04% to 6.40% in 1998 and 5.94% to 6.40% in 1997. The average yield was 5.8% and 6.1% in 1998 and 1997, respectively. As of December 31, 1998, the Master Trust only invests in one contract that has an interest rate of 6.40% through the October 1, 1999 maturity date.

Interest and dividend income earned by the Master Trust during 1998 and 1997 was as follows:


                                                                         1998            1997
                                                                   --------------------------------

Interest and dividend income earned by the Master Trust               $4,839,630      $7,233,183
Less amount allocated to other plans                                   1,690,427       2,467,109
                                                                   -------------------------------
                                                                      $3,149,203      $4,766,074
                                                                   ================================

The Master Trust's investments (including investments bought and sold, as well as held during the year) appreciated (depreciated) in value and were allocated to the Plan for the years ended December 31, as follows:


                                                                             1998               1997
                                                                      -------------------------------------

Investments at fair value as determined by quoted market prices:
   Mutual funds                                                          $ 8,646,742       $5,919,208
   Investments in the Parent Company's common stock                       (3,030,117)        (146,315)
                                                                      -------------------------------------
                                                                           5,616,625        5,772,893
Less amounts allocated to other plan                                       1,285,593        1,423,712
                                                                      -------------------------------------
                                                                         $ 4,331,032       $4,349,181
                                                                      =====================================


                      Golden Comprehensive Security Program

4. Income Tax Status

The Internal Revenue Service ruled November 24, 1995 that the Plan is qualified under Section 401(a) of the IRC and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the IRC to maintain its qualification. The Administrative Committee believes the Plan is being operated in compliance with the applicable requirements of the IRC and, therefore, believes the Plan is qualified and the related trust is tax exempt.

5. Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100 percent vested in their accounts.

6. Transactions with Parties-In-Interest

The mutual funds and common trust fund that the Master Trust invests in are managed by the Plan Trustee, Putnam Investments. The Master Trust also invests in common stock of the Parent Company.

7. Year 2000 (Unaudited)

The Company has determined that it will be necessary to take certain steps in order to ensure that the Plan's information systems are prepared to handle Year 2000 dates. The Company is taking a two-phase approach. The first phase addresses internal systems that must be modified or replaced to function properly. Both internal and external resources are being utilized to replace or modify existing software applications, and test the software and equipment for the Year 2000 modifications. The Company anticipates substantially completing this phase of the project by September 1999. Costs associated with modifying software and equipment are estimated to be $2.2 million and will be paid by the Company.

                      Golden Comprehensive Security Program

7. Year 2000 (Unaudited) (continued)

For the second phase of the project, Plan management established formal communications with its third-party service providers to determine that they have developed plans to address their own Year 2000 problems as they relate to the Plan's operations. All third-party service providers have indicated that they will be Year 2000 compliant by the end of 1999. If modification of data processing systems of either the Plan, the Company, or its service providers is not completed timely, the Year 2000 problem could have a material impact on the operations of the Plan. Plan management has not developed a contingency plan, because they are confident that all systems will be Year 2000 ready.

8. Reconciliation of Financial Statements to Form 5500

The following reconciles net assets available for benefits per the financial statements to the Form 5500:


                                                                                      December 31,
                                                                                  1998              1997
                                                                            ----------------------------------
Net assets available for benefits per financial statements                    $59,012,478       $60,712,152
Employer contribution receivable                                                  (54,358)         (627,131)
Participant contribution receivable                                              (172,413)         (144,030)
Payable to third parties                                                          105,285           105,285
                                                                            ----------------------------------
Net assets available for benefits per the Form 5500                           $58,890,992       $60,046,276
                                                                            ==================================

The following reconciles contributions per the financial statements to the Form 5500 for the year ended December 31, 1998:


Contributions per financial statements                              $3,722,976
Less: Contribution receivables at December 31, 1998                   (226,771)
Add: Contribution receivables at December 31, 1997                     771,161
                                                               -----------------
Contributions per the Form 5500                                     $4,267,366
                                                               =================

Differences between the financial statements and the Form 5500 are due to the financial statements being prepared on the accrual basis and the Form 5500 prepared on the cash basis.




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